================================================================================

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                THE GEON COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        GREGORY L. RUTMAN, VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

================================================================================

[LOGO GEON]

                                THE GEON COMPANY

                                 NOTICE OF 1997
                         ANNUAL MEETING OF STOCKHOLDERS
                              AND PROXY STATEMENT

                                THE GEON COMPANY

                            NOTICE OF ANNUAL MEETING
                                OF STOCKHOLDERS

     The Annual Meeting of Stockholders of The Geon Company will be held at The Forum Conference & Education Center, 1375 E. Ninth Street, Cleveland, Ohio at 9:00 a.m. on Thursday, May 1, 1997. The purposes of the meeting are:

        1. To elect Directors; and

        2. To consider and transact any other business that may properly come before the meeting.

     Stockholders of record at the close of business on March 10, 1997 are entitled to notice of and to vote at the meeting.

                                            For the Board of Directors
                                        /s/ Gregory L. Rutman
                                            GREGORY L. RUTMAN
                                            Secretary

March 21, 1997

                                THE GEON COMPANY

                                PROXY STATEMENT

     The Board of Directors of The Geon Company (the "Company") respectfully requests your proxy for use at the Annual Meeting of Stockholders to be held on May 1, 1997, and at any adjournments of that meeting. This Proxy Statement is to inform you about the matters to be acted upon at the meeting.

     If you attend the meeting, you may vote your shares by ballot. If you do not attend, your shares may still be voted at the meeting if you sign and return the enclosed proxy card. Common Stock represented by a properly signed card will be voted in accordance with the choices marked on the card. If no choices are marked, the shares will be voted to elect the nominees listed on pages 3 through
5. You may revoke your proxy before it is voted by giving notice to the Company in writing or orally at the meeting. Participants in the Company's Retirement Savings Plan will receive a separate voting instruction card which must be signed and returned in order to instruct the trustee of that plan with respect to shares held under that plan by the trustee. The voting instruction card may be revoked before the trustee votes the shares held by it by giving notice in writing to the trustee.

     This Proxy Statement and the enclosed proxy card and, for participants in the Retirement Savings Plan, the voting instruction card are being mailed to stockholders on or about March 21, 1997. The Company's headquarters are located at One Geon Center, Avon Lake, Ohio 44012. The Company's telephone number is
(216) 930-1000.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors currently consists of nine directors. Each director serves for a one year term and until a successor is duly elected and qualified. The Board met six times during the last fiscal year.

     A stockholder who wishes to suggest a director candidate for consideration by the Nominating Committee must provide a written notice to the Secretary of the Company in accordance with the procedures specified in Article I, Section 9 of the Company's By-Laws. Generally, the notice must be received by the Secretary of the Company not less than 60 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting and must set forth, as to each nominee, the name, age, principal occupations and employment during the past five years, name and principal business of any corporation or other organization in which such occupations and employment were carried on, and a brief description of any arrangement or understanding between such person and any others pursuant to which such person was selected as a nominee and, as to the stockholder giving the notice and any beneficial owner on whose behalf the nomination is being made, the name and address of, and the class and number of shares of the Company owned by, such stockholder, beneficial owner, and any other stockholders believed to be supporting such nominee.

     Nominees for election as directors for terms expiring in 1998 and a description of the business experience of each nominee appear below. William F. Patient, J.A. Fred Brothers, J. Douglas Campbell, James K. Baker, and John D. Ong have been directors since 1993. Harry A. Hammerly, D. Larry Moore, and R. Geoffrey P. Styles have been directors since March 9, 1994 and Gale Duff-Bloom has been a director since November 18, 1994.

                    WILLIAM F. PATIENT, age 62, is Chairman of the Board, President, and
[W. F. PATIENT      Chief Executive Officer of the Company. Prior to the Company's initial
PHOTO]              public offering in April 1993 (the "IPO"), Mr. Patient served as Senior
                    Vice President of The BFGoodrich Company ("BFG") and as President of
                    BFG's Geon Vinyl Division from May 1989 to April 1993. Prior to joining
                    BFG, Mr. Patient had been associated with Borg-Warner Chemicals since
                    1962, most recently as Vice President, Sales and Marketing. He serves on the Boards of Directors of National City Bank and Navistar
                    International Corporation.

                    JAMES K. BAKER, age 65, is Vice Chairman and former Chief Executive
[J. K. BAKER        Officer of Arvin Industries, Inc., an auto parts supplier to the
PHOTO]              original equipment and replacement markets. Mr. Baker served as Chief
                    Executive Officer from 1981 to 1993 and as Chairman of Arvin from 1986 to February 1996. He remains a Director of Arvin and serves on the
                    Boards of Directors of First Chicago NBD, Inc., Cinergy Corp., Tokheim
                    Corp., and Amcast Industrial Corp.

                    GALE DUFF-BLOOM, age 57, is President of Marketing and Company Commu-
[G. DUFF-BLOOM      nications of J.C. Penney Company, Inc., a major retailer. Ms. Bloom has
PHOTO]              served in her current position since February 1996. Ms. Bloom joined
                    J.C. Penney in 1969 and was elected Vice President and Director of
                    Investor Relations in 1988. In 1990, Ms. Bloom was appointed to the positions of Senior Vice President and Associate Director of
                    Merchandising. In 1993, she was appointed Executive Vice President and
                    Director of Administration, and, in 1995, she was appointed Senior
                    Executive Vice President and Director of Personnel and Company
                    Communications. Ms. Bloom serves on the Boards of Directors of Texas
                    Commerce Bank and several professional and civic organizations. In
                    October 1996, she was elected Chair of the Council of the Better
                    Business Bureau.

                    J.A. FRED BROTHERS, age 56, is Executive Vice President of Ashland
[J.A. F.BROTHERS    Inc., a chemical and petroleum products company. Mr. Brothers joined
PHOTO]              Ashland Inc. in 1967 and became a Group Operating Officer in 1988. Mr.
                    Brothers is responsible for Ashland Petroleum, The Valvoline Co., and
                    SuperAmerica Group. He serves on the Boards of Directors of KeyBank
                    National Association, a national banking association wholly-owned by
                    KeyCorp, and Ashland Coal, Inc. He is also a trustee of Ohio Dominican
                    College and Children's Hospital (Columbus).

                    J. DOUGLAS CAMPBELL, age 55, is President and Chief Executive Officer
[J. D. CAMPBEL      and a Director of Arcadian Corporation, a nitrogen chemicals and
PHOTO]              fertilizer manufacturer. Mr. Campbell joined Arcadian Corporation as
                    President and Chief Executive Officer in December 1992. Prior to
                    joining Arcadian Corporation, he held various positions with Standard
                    Oil (Ohio) and British Petroleum since 1966, most recently as Deputy
                    Chief Executive Officer of BP Chemicals.

                    HARRY A. HAMMERLY, age 63, served as Executive Vice President, Interna-
[HARRY A.           tional Operations of 3M Company, a worldwide manufacturer serving
HAMMERLY PHOTO]     industrial, commercial, health care, and consumer markets, until his retirement in 1995. Mr. Hammerly joined 3M Company in 1955. In 1987, he became Vice President, Europe, and served as Executive Vice President,
                    Industrial and Electronic Sector, from 1989 to 1991. Mr. Hammerly serves on the Boards of Directors of Apogee Enterprises, Inc., BMC
                    Industries, Inc., Brown & Sharpe Manufacturing Company, Cincinnati
                    Milacron, Inc., and Red Wing Shoe Company.

                    D. LARRY MOORE, age 60, is President and Chief Operating Officer of
[D. L. MOORE        Honeywell, Inc., a multinational manufacturer of controls for use in
PHOTO]              homes, buildings, industry, and space and aviation. In 1987, Mr. Moore became Vice President of Honeywell's Commercial Flight Systems Group,
                    and in 1989 he became President of Honeywell's Space and Aviation business. In 1990, he became Executive Vice President and Chief
                    Operating Officer of Honeywell's Industrial and Space and Aviation
                    businesses. In April 1993, he was elected to his present position. Mr.
                    Moore serves on the Boards of Directors of Honeywell, Inc., Rohr, Inc.,
                    and Reynolds Metals Company.

                    JOHN D. ONG, age 63, is Chairman of the Board of The BFGoodrich
[J. D. ONG PHOTO]   Company, a supplier of components and services to the aerospace industry and producer of specialty chemicals and plastics. Mr. Ong joined The BFGoodrich Company in 1961, became Chairman of the Board and
                    Chief Executive Officer in July 1979, and served as Chief Executive
                    Officer until December 1996. In addition to The BFGoodrich Company, Mr.
                    Ong is a Director of Ameritech Corporation, ASARCO Inc., Cooper
                    Industries, Inc., The Kroger Co. and TRW, Inc.

                    R. GEOFFREY P. STYLES, age 66, served as Vice Chairman of the Royal
[R. G. P. STYLES    Bank of Canada until his retirement in December 1987. He is currently
PHOTO]              Chairman and a Director of Grosvenor International Holdings Ltd. Mr.
                    Styles is also a Director of ProSource, Inc. and of several Canadian corporations, including The Royal Trust Company and Echo Bay Mines Ltd.

COMMITTEES OF THE BOARD OF DIRECTORS; ATTENDANCE

     The present members of the Audit Committee are Ms. Duff-Bloom and Messrs. Baker, Hammerly, Moore, and Styles. Mr. Styles serves as Chairperson of the Committee. The Audit Committee meets with appropriate Company financial and legal personnel and independent public accountants to review the internal controls of the Company and its financial reporting. The Audit Committee recommends to the Board of Directors the appointment of the independent public accountants to serve as auditors in examining the corporate accounts of the Company. The Audit Committee met three times during the last fiscal year.

     The present members of the Compensation Committee are Ms. Duff-Bloom and Messrs. Brothers, Campbell, Hammerly, and Moore. Mr. Brothers serves as Chairperson of the Committee. The Compensation Committee reviews, discusses and advises management and makes recommendations to the Board of Directors regarding compensation and benefits afforded the executive officers and highly-compensated personnel of the Company. The Committee also has oversight responsibilities for all broad-based compensation and benefit programs of the Company. The Compensation Committee met four times during the last fiscal year.

     The present members of the Nominating Committee are Ms. Duff-Bloom and Messrs. Baker, Brothers, and Campbell. Mr. Baker serves as Chairperson of the Committee. The Nominating Committee recommends to the Board of Directors candidates for nomination as directors of the Company. The Nominating Committee is also authorized to recommend to the Board of Directors a successor to the Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer, if any, of the Company and, together with the Chief Executive Officer, to plan and monitor the development of candidates for executive personnel reporting to the Chief Executive Officer. The Nominating Committee met twice during the last fiscal year.

     The present members of the Environmental, Health, and Safety Committee are Messrs. Brothers, Campbell, Moore, Ong and Styles. Mr. Campbell serves as Chairperson of the Committee. The Environmental, Health, and Safety Committee exercises oversight with respect to the Company's environmental, health, and safety policies and practices and its compliance with related laws and regulations. The Environmental, Health, and Safety Committee met twice during the last fiscal year.

     The present members of the Financial Policy Committee are Messrs. Baker, Hammerly, Ong, and Styles. Mr. Hammerly serves as Chairperson of the Committee. The Financial Policy Committee reviews the policies which underlie the Company's financial planning to assure adequacy and soundness of the Company's capital plans; reviews proposed major financing activities prior to action by the Board of Directors; and reviews methods under consideration by the Company for financing proposed major investments prior to action by the Board of Directors. The Financial Policy Committee met three times during the last fiscal year.

     During the last fiscal year, each Director attended at least 75% of the meetings of the Board of Directors and of the Committees on which he or she served.

COMPENSATION OF DIRECTORS

     Directors unaffiliated with the Company are paid an annual retainer of $20,000 and fees of $1,000 for each Board and Committee meeting attended. In addition, the chairman of each Committee receives a fixed annual retainer of $3,000. In addition, upon retirement from the Board of Directors after reaching the age of 55 with at least ten years of service as a Director, any Director unaffiliated with the Company would be entitled to receive an annual amount equal to the fixed compensation level in effect at the time of retirement. A retiring Director who has reached age 55 and has served for at least five but less than ten years would be entitled to a reduced amount equal to 50% of the fixed compensation level in effect at retirement, plus 10% of such compensation level for each additional year of service (rounded to the nearest whole year) up to ten. Directors are reimbursed for their expenses associated with each meeting attended.

     Under The Geon Company Non-Employee Directors' Deferred Compensation Plan (the "Directors Deferred Compensation Plan"), each Director who is not an employee may defer payment of all or a portion of his or her compensation as a Director. The compensation may be deferred as cash or converted into Common Stock of the Company (at a rate equal to 125% of the cash compensation amount). Deferred compensation, whether in the form of cash or Common Stock, is held in trust for the participating Directors. Interest earned on the cash amounts and dividends on the Common Stock accrue for the benefit of the participating Directors.

     Under the Company's 1995 Incentive Stock Plan (the "1995 Incentive Plan"), each current Director who was not an employee of the Company was granted on the date of the 1995 Annual Meeting an option to acquire 5,000 shares of Common Stock. Each new Director who is not an employee of the Company will be granted at the time of his or her election or appointment a Director option to acquire 5,000 shares of Common Stock. Each such Director who continues in office following the initial grant will receive an additional Director option to acquire 1,000 shares of Common Stock annually on the anniversary date of the previous option grant.

                           OWNERSHIP OF COMMON STOCK

     The following table shows the number of shares and percent of Common Stock beneficially owned on March 10, 1997 (including options exercisable within 60 days of that date) by each of the Directors and nominees, each of the executive officers named in the Summary Compensation Table on page 14, and by all Directors and executive officers as a group.

                                                                           NUMBER OF
                                                                            SHARES
                                    NAME                                      (1)
     -------------------------------------------------------------------   ---------
     James K. Baker.....................................................      9,639 (2)(3)
     Gale Duff-Bloom....................................................      7,121 (2)(3)
     J. A. Fred Brothers................................................     14,637 (2)(3)
     J. Douglas Campbell................................................     10,844 (2)(3)
     Harry A. Hammerly..................................................     10,875 (2)(3)
     Donald P. Knechtges................................................    101,359 (2)(3)
     Louis M. Maresca...................................................    101,784 (2)(3)
     Edward C. Martinelli...............................................    184,153 (2)(3)
     D. Larry Moore.....................................................      7,766 (2)(3)
     John D. Ong........................................................      7,000 (3)
     William F. Patient.................................................    450,892 (2)(3)
     Gregory L. Rutman..................................................    124,236 (2)(3)
     R. Geoffrey P. Styles..............................................      7,500 (3)
     Thomas A. Waltermire...............................................    161,964 (2)(3)
     14 Directors and executive officers as a group.....................   1,199,770(2)(3)

---------------

(1) Except as otherwise stated in the notes below, beneficial ownership of the shares held by each individual consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse of the individual. It includes the approximate number of shares credited to the named executives' accounts in the Company's Retirement Savings Plan, a tax-qualified defined contribution plan. No Director, nominee or executive officer, other than William F. Patient, beneficially owned on March 10, 1997, more than 1% of the outstanding Common Stock. As of that date, Mr. Patient beneficially owned approximately 1.9% of the outstanding Common Stock and the Directors and executive officers as a group beneficially owned approximately 4.9% of the outstanding Common
    Stock.

(2) Includes shares with respect to which the following Directors and executive officers have only sole voting power as follows: J.K. Baker, 2,839 shares;
    G. Duff-Bloom, 1,121 shares; J.A. Brothers, 4,637 shares; J.D. Campbell, 4,344 shares; H.A. Hammerly, 4,275 shares; D.L. Moore, 1,766 shares; D.P. Knechtges, 13,424 shares; L.M. Maresca, 13,483 shares; E.C. Martinelli, 22,383 shares; W.F. Patient, 64,312 shares; G.L. Rutman, 19,481 shares; and T.A. Waltermire, 23,684 shares; and the Directors and executive officers as a group, 175,749 shares. With respect to Ms. Duff-Bloom, Messrs. Baker, Brothers, Campbell, Hammerly, and Moore, these shares are held under the Directors Deferred Compensation Plan.

(3) Includes shares the individuals have a right to acquire on or before May 9, 1997 as follows: each of the Directors, with the exception of Mr. Patient, who is not eligible to participate in the Directors Deferred Compensation Plan, 6,000 shares; D.P. Knechtges, 77,763 shares; L.M. Maresca, 81,529 shares; E.C. Martinelli, 142,517 shares; W.F. Patient, 353,299 shares; G.L.

    Rutman, 95,797 shares; T.A. Waltermire, 128,965 shares; and the Directors and executive officers as a group, 927,870 shares.

     The following shows certain information with respect to all persons who, as of March 10, 1997, were known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock of the Company based on information provided in Schedule 13G filings with the Securities and Exchange
Commission:

     The Goldman Sachs Group, L.P. and Goldman Sachs &
       Co. ..................................................     2,411,310(1)        10.1%
     85 Broad Street
     New York, New York 10004

     Loomis, Sayles & Company, L.P. .........................     1,228,200(2)        5.16%
     One Financial Center
     Boston, Massachusetts 02111

     Harris Associates L.P...................................     2,734,150(3)       11.25%
     Harris Associates, Inc.
     2 North LaSalle Street
     Suite 500
     Chicago, Illinois 60602

          Harris Associates Investment Trust,
            Series designated the Oakmark Fund...............       971,600(3)        4.00%
          Two North LaSalle Street
          Suite 500
          Chicago, Illinois 60602-3790

     MacKay-Shields Financial Corporation....................     1,862,900(4)         7.8%
     9 West 57th Street
     New York, New York 10019

     State Street Bank and Trust Company, as Trustee for
       The Geon Company Retirement Savings Plan..............     2,163,287(5)         9.3%
     225 Franklin Street
     Boston, Massachusetts 02110

     Wellington Management Company, LLP......................     3,066,400(6)       13.08%
     75 State Street
     Boston, Massachusetts 02109

          Vanguard/Windsor Funds, Inc........................     2,480,000(6)       10.64%
          c/o The Vanguard Group
          P.O. Box 2600
          Valley Forge, Pennsylvania 19482-2600

---------------

(1) As of February 14, 1997, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission. The Goldman Sachs Group, L.P., together with

    Goldman, Sachs & Co., as a registered investment adviser, have shared dispositive power and shared voting power with respect to 2,265,710 of these shares.

(2) As of February 13, 1997, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission. In its capacity as a registered investment adviser, Loomis, Sayles & Company, L.P. holds sole voting power with respect to 600,900 of these shares and shared dispositive power with respect to all of these shares.

(3) As of January 31, 1997, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission. Of the 2,734,150 shares beneficially owned by Harris Associates L.P. ("Harris"), as a registered investment adviser, together with Harris Associates, Inc., Harris' sole general partner, Harris has sole dispositive power with respect to 1,729,550 shares, shared dispositive power with respect to 1,004,600 shares and shared voting power with respect to all of these shares. Included in the 1,004,600 shares with respect to which Harris has shared voting and investment power, are 971,600 shares beneficially owned by a series (the Oakmark Fund) of the Harris Associates Investment Trust ("Oakmark"). Oakmark, a registered investment company for which Harris serves as investment adviser, shares voting and dispositive power with respect to these 971,600 shares with Harris.

(4) As of February 7, 1997, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission. MacKay-Shields Financial Corporation, as a registered investment adviser, has shared voting and shared dispositive power with respect to all of these shares.

(5) As of February 10, 1997, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission. State Street Bank and Trust Company, as Trustee for The Geon Company Retirement Savings Plan and for various collective investment funds for employee benefit plans and other index accounts, as a bank, has sole voting and sole dispositive power with respect to 79,900 of these shares and shared voting and shared dispositive power with respect to 2,083,387 of these shares.

(6) As of January 24, 1997, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission by Wellington Management Company. Wellington Management Company, as a registered investment adviser, has shared voting power with respect to 384,600 of these shares and shared dispositive power with respect to all of these shares. Of the 3,066,400 shares with respect to which Wellington Management Company has shared dispositive power, 2,480,000 are held by Vanguard/Windsor Funds, Inc., an investment advisory client of Wellington Management Company. As of February 7, 1997, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission by Vanguard/Windsor Funds, Inc., as a registered investment company, Vanguard/Windsor Funds, Inc. has sole voting power and shared dispositive power with respect to all of those shares.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is currently comprised of J.A. Fred Brothers, its Chairperson, Gale Duff-Bloom, J. Douglas Campbell, Harry A. Hammerly, and D. Larry Moore.

     The Committee's responsibilities include, but are not limited to, reviewing and approving executive compensation, including base salary, cash bonuses and stock incentive awards for the Chief Executive Officer and all other executive officers of the Company.

GENERAL COMPENSATION PHILOSOPHY

     The Committee believes that the total compensation package for executive officers should be performance-oriented, tying a significant amount of compensation to short and long-term financial and strategic objectives, including increases in stockholder value. The Committee established the following guiding principles for the Company's executive compensation program.

     - A significant portion of executive officers' total compensation will be dependent on the Company's annual and long-term performance, including creation of stockholder value.

     - Non-cash compensation programs will be designed to provide stock-based incentives which will encourage stock ownership by executives in order to better align stockholder and executive interests.

     - Significant ownership of Company Common Stock by executive officers will be encouraged.

     At the Committee's February 1, 1995 meeting, the Committee adopted Company stock ownership guidelines for the participants in the Company's Senior Executive Management Incentive Plan (the "Executive MIP") and the Company's Management Incentive Plan (the "MIP"). Under these guidelines, goals regarding levels of stock ownership by executives were established to emphasize the importance of stock ownership by management. The specified level of stock ownership (based on market prices), which are intended to be achieved over a five-year period, range from five times annual salary for the Chief Executive Officer, to three times annual salary for other executive officers participating in the Executive MIP, and to one times salary for the least senior participants in the Company's MIP.

     At the December 12, 1996 meeting of the Board of Directors, the Board appointed a subcommittee of the Compensation Committee made up of Ms. Duff-Bloom and Messrs. Campbell and Hammerly. The subcommittee was formed to address executive compensation issues involving the grant of Company equity awards to executive officers and includes only "non-employee directors," as defined for purposes of the applicable rules under Section 16 of the Securities Exchange Act of 1934. The subcommittee has been designated the Executive Equity Compensation Committee.

EXECUTIVE COMPENSATION

BASE SALARIES

     Salary range midpoints of the executive officers' salary ranges for 1996 were established at the median of salaries of comparable positions included in a survey of a group of companies of one billion dollars and greater in annual sales provided by the Committee's independent executive compensation consultant at that time, The Wyatt Company. These companies are generally those with which the Company competes for executive talent and from whom the Company may recruit future executives. This comparison group includes companies from many different industries and therefore differs from the group of companies used in the performance graph appearing below under the heading "Company Stock Performance" on page 20. The companies used in the performance graph are generally the companies with which the Company competes for capital and may be considered useful and appropriate for comparing the Company's stock performance.

     Salary increases are granted based on merit or coincident with an increase of responsibilities. As a result of annual merit increases, the salaries of all named executive officers, including the Chief Executive Officer, were adjusted for 1996 based on competitive salary information provided to the Committee by The Wyatt Company.

     The Committee has appointed Frederic W. Cook & Co., Inc. as the Committee's independent executive compensation consultant for 1997. Based on the Company's performance in 1996, no salary increases were made for the executive officers for 1997; however, stock options were awarded by the Executive Equity Compensation Committee.

INCENTIVE COMPENSATION

     Deduction Limitation on Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder ("Section 162(m)") preclude a publicly-held corporation from taking a deduction for certain compensation in excess of $1 million paid or accrued with respect to certain executive officers. It is the Committee's intent that the Company's executive compensation program be designed to allow maximum possible deductibility of executive compensation by the Company.

     The Executive MIP was approved by the stockholders at the 1995 Annual Meeting and provides for awards that are wholly contingent on the attainment of Committee established performance goals, eliminates the Committee's discretion to increase the amount of incentive awards and provides for administration by a committee of outside directors. The Committee believes that the Executive MIP satisfies the Internal Revenue Service's requirements for "performance-based" compensation under Section 162(m). Under Section 162(m), performance-based compensation is not subject to the deductibility limitation under current Internal Revenue Service regulations. The Committee expects that awards under the Executive MIP will be comparable to awards that would have been made to the executive officers under the MIP.

     Cash and Stock Incentives. The executive officers, including the Chief Executive Officer, are eligible annually to receive bonus awards, consisting of restricted stock or a combination of both restricted stock and cash, under the Company's Executive MIP. Each year the Committee establishes performance measures to be used to determine an appropriate payout, if any, under the Executive MIP. Target awards, stated as a percentage of salary, are determined by the Committee at the beginning of the plan year, although the Committee retains the discretion to reduce such award depending on an executive officer's (including the Chief Executive Officer) individual performance and the Company's performance in meeting established goals. The Executive MIP also establishes threshold levels below which no incentives would be paid.

     The Incentive Stock Plan, which was also approved by the stockholders at the 1995 Annual Meeting of Stockholders, includes provisions for the award of performance-based compensation that would not be subject to the deductibility limitations. The Committee will continue to monitor its compensation policy, including compensation, if any, paid under the Executive MIP and the Incentive Stock Plan, for deductibility under Section 162(m).

     The performance measures used for 1996 under the Executive MIP were based on cash flow, Company-created income (for example, income due to Company initiated cost reductions or productivity improvements), and relative total return to stockholders. Had Company performance met the established goal for each performance measure, cash flow performance would have contributed 40% of the total award; Company-created income performance would have contributed 40%; and relative total return to stockholders performance would have contributed 20%.

     The Company exceeded threshold performance targets for Company-created income and relative total return to stockholders. The performance goal for cash flow was not met. Based on 1996 performance, 1996 bonuses were lower than 1995 bonuses.

     In determining the actual awards for 1996 under the Executive MIP to the executive officers, the Committee considered each executive's performance against personal goals as well as the Company's overall performance against established goals. The net result of performance relative to the 1996 performance guidelines and the Committee's review of individual executive officer performance resulted in an average award to the executive officers of approximately 20% of each executive officer's salary, as compared to 42% of each executive officer's salary in 1995.

     Under the terms of the Executive MIP, as more fully described in footnote 1 to the Summary Compensation Table appearing on page 14, 40% of any award under the Executive MIP to the executive officers, including the Chief Executive Officer, is paid in the form of restricted stock awarded under the Company's 1995 Incentive Stock Plan (the "Incentive Stock Plan"). Recipients of awards under the Executive MIP may also elect to receive the balance of any such award in the form of restricted stock, so that up to 100% of any award under the Executive MIP may be paid in the form of restricted stock. To the extent that any award is paid in the form of stock, that payment is enhanced by a 25% premium, i.e. for every $100 otherwise available under the Executive MIP to an executive, $125 worth of restricted stock is awarded to that executive. With respect to 1996 awards under the Executive MIP, approximately 89% of those awards were paid in the form of restricted stock.

     In addition to bonuses awarded under the Executive MIP, executive officers may also receive incentive awards under the Incentive Stock Plan. These incentives may be granted in the form of stock options, stock appreciation rights, and other stock awards which may include restricted stock and performance incentive stock. These awards are used in conjunction with salary and bonus awards to create an executive compensation package that meets the Committee's above described compensation philosophy and that is competitive with comparable companies. As noted in the Summary Compensation Table appearing on page 14, executive officers, other than the Chief Executive Officer, received options to acquire an aggregate of 47,500 shares of Common Stock under the Incentive Stock Plan in 1996. The Committee believes that such awards will serve as incentives to the Company's executive officers by tying their interests directly with those of the Company and its stockholders.

     In 1995, the Committee granted long-term performance-based stock awards under the Incentive Stock Plan to the executive officers, including the Chief Executive Officer. The awards of Common Stock are fully contingent on achievement of three performance measures (relative total return to stockholders, average return on equity, and cumulative Company created-income) over a three-year performance period beginning on January 1, 1995 and ending on December 31, 1997. With these long-term performance-based stock awards, the Committee intends to encourage superior performance over time.

CHIEF EXECUTIVE OFFICER

     In late 1995, The Wyatt Company reviewed the compensation level of the Chief Executive Officer of the Company. As a result of that review, The Wyatt Company recommended that the base salary of Mr. Patient be adjusted based on competitive practices. The Committee considered the recommendations of The Wyatt Company and the Chief Executive Officer's current compensation and approved a salary increase for Mr. Patient effective January 8, 1996, which placed his salary at a level approximately equal to the recommended midpoint.

     With respect to incentive compensation to Mr. Patient, as noted above, the Company exceeded the 1996 threshold performance targets for Company-created income and relative total return, but did not meet the performance goal for cash flow. Based on these factors and a review of Mr. Patient's individual performance, Mr. Patient received an award of $127,600 under the Executive MIP. This award represents approximately 20% of his salary, as compared to his 1995 award of $260,000 which represented approximately 50% of his 1995 salary. As more fully described in footnote 1 to the Summary Compensation Table appearing on page 14, 100% of this amount was deferred in the form of restricted stock.

     Mr. Patient also received options under the Incentive Stock Plan to acquire 35,000 shares of Common Stock of the Company at an exercise price of $26 per share. In determining the amount of this award, the Committee reviewed and rated Mr. Patient's performance relative to the established financial performance measures for the year 1995, as well as an assessment of his leadership of the Company.

                        THE COMPENSATION COMMITTEE OF
                            THE BOARD OF DIRECTORS

                             J.A. Fred Brothers, Chairperson
                             Gale Duff-Bloom
                             J. Douglas Campbell
                             Harry A. Hammerly
                             D. Larry Moore
March 14, 1997

     The following table sets forth the compensation received for the three years ended December 31, 1996 by the Company's Chief Executive Officer and the persons who were at December 31, 1996 the five other most highly paid executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM COMPENSATION
                                                                         ---------------------------------------
                                                                                AWARDS
                                           ANNUAL COMPENSATION           --------------------       PAYOUTS
                                    ----------------------------------               OPTIONS/   ----------------
                                                          OTHER ANNUAL   RESTRICTED    SARs           LTIP         ALL OTHER
         NAME AND                                           COMPEN-        STOCK      (# OF         PAYOUTS         COMPEN-
    PRINCIPAL POSITION       YEAR    SALARY    BONUS(1)    SATION(2)     AWARDS(3)   SHARES)    (# OF SHARES)(4)   SATION(5)
--------------------------   ----   --------   --------   ------------   ---------   --------   ----------------   ---------
William F. Patient,          1996   $578,308   $159,500     $ 52,706     $    -0-     35,000            -0-         $44,269
Chairman of the Board,       1995    534,616    325,000       57,111          -0-     35,000          7,329          51,576
President, and Chief         1994    458,462    483,000       38,319          -0-     20,000            -0-          47,281
Executive Officer

Edward C. Martinelli,        1996    267,308     62,500       54,350          -0-     11,000            -0-          19,789
Senior Vice President,       1995    249,346    137,500       12,426          -0-     11,000          2,675          25,625
Commercial                   1994    232,482    191,185       10,035          -0-      7,500            -0-          20,795

Thomas A. Waltermire,        1996    249,193     75,000       34,581          -0-     11,000            -0-          19,451
Chief Financial Officer,     1995    228,092    125,000       35,236          -0-     11,000          2,094          21,186
Senior Vice President,       1994    195,046    182,498       17,634          -0-      7,000            -0-          17,308
Human Resources

Donald P. Knechtges,         1996    222,058     49,500       24,920          -0-      9,000            -0-          38,596
Senior Vice President,       1995    210,470     94,600       16,454          -0-     10,000          2,512          40,004
Technology/Engineering       1994    188,696    149,600       12,205          -0-      5,500            -0-          38,205

Louis M. Maresca,            1996    204,423     45,000       33,268          -0-      9,000            -0-          29,892
Vice President,              1995    189,462     87,750       12,362          -0-      9,000          2,512          32,079
Operations                   1994    172,892    131,995       12,152          -0-      6,000            -0-          27,941

Gregory L. Rutman,           1996    194,577     48,750       29,825          -0-      7,500            -0-          37,219
Vice President, General      1995    183,681     87,500       24,479          -0-      8,000          2,233          37,591
Counsel, & Secretary         1994    174,519    146,248       11,749          -0-      4,500            -0-          38,336

---------------

(1) Amounts represent the aggregate bonus payments to the named executive under the Executive MIP for 1996 and 1995 and the MIP for 1994. The Executive MIP and, in 1994, the MIP each provided that a minimum of 40% of the named executives' bonus awards, if any, under the respective plans would be paid in the form of restricted stock awarded under the Company's incentive stock plans. The participant may also elect to receive all or any portion of the balance in the form of restricted stock.

    For each $1 of the bonus amount paid in the form of restricted stock, $1.25 worth of restricted stock is awarded. The portion of the award, if any, not paid in restricted stock is paid in cash. Under the terms of the restricted stock award, the restricted stock awarded may not be transferred for the three-year period following the date of award. In the event a participant leaves the employ of the Company prior to the lapse of the restrictions (other than by reason of death, disability or retirement), the participant will forfeit up to 100% of the 25% premium received in respect of the award. The amount of cash (including payments in respect of fractional shares) and the market value and number of the shares of restricted stock received by the named executive officers, respectively, in respect of the 1996 bonus payments for each of the named executive officers is as follows: W.F. Patient, $3 and $159,497 (8,025 shares); E.C. Martinelli, $13 and $62,487
    (3,144 shares); T.A. Waltermire, $12 and $74,988 (3,773 shares); D.P.
    Knechtges, $27,001 and $22,499 (1,132 shares); L.M. Maresca, $20,017 and
    $24,983 (1,257 shares); and G.L. Rutman, $16 and $48,734 (2,452 shares). For
    1995, such amounts were as follows: W.F. Patient, $14 and $324,986 (13,231 shares); E.C. Martinelli, $24 and $137,476 (5,597 shares); T.A. Waltermire, $1 and $124,999 (5,089 shares); D.P. Knechtges, $51,616 and $42,984 (1,750 shares); L.M. Maresca, $39,018 and $48,732 (1,984 shares); and G.L. Rutman, $8 and $87,492 (3,562 shares). For 1994, such amounts were as follows: W.F. Patient, $2 and $482,998 (18,056 shares); E.C. Martinelli, $40,261 and $150,924 (5,642 shares); T.A. Waltermire, $9 and $182,489 (6,822 shares);
    D.P. Knechtges, $81,601 and $67,999 (2,542 shares); L.M. Maresca, $72,021 and $59,974 (2,242 shares); and G.L. Rutman, $6 and $146,242 (5,467 shares).

(2) For 1996, amounts include tax gross-ups on personal benefits as follows:
    W.F. Patient, $22,542; E.C. Martinelli, $17,484; T.A. Waltermire, $10,383; D.P. Knechtges, $10,443; L.M. Maresca, $11,897; and G.L. Rutman, $11,987.
    For 1995, amounts include tax gross-ups on personal benefits as follows:
    W.F. Patient, $24,514; E.C. Martinelli, $1,769; T.A. Waltermire, $14,439; D.P. Knechtges, $4,740; L.M. Maresca, $4,432; and G.L. Rutman, $6,690. For 1994, amounts include dividends on performance shares awarded in 1992 under the BFG Long-Term Incentive Plan (the "BFG LTIP"), which was adopted by the Company in 1993, and tax gross-ups on personal benefits. Those amounts were, respectively, as follows: W.F. Patient, $25,935 and $12,384; E.C. Martinelli, $8,606 and $1,429; T.A. Waltermire, $7,839 and $9,795; D.P.
    Knechtges, $8,318 and $3,887; L.M. Maresca, $8,318 and $3,834; and G.L.
    Rutman, $7,839 and $3,910.

(3) Except as described in footnote 1, there were no awards of restricted stock in 1996, 1995 or 1994 to the named executive officers.

(4) Amounts for 1995 represent number of shares paid out January 1, 1995 in respect of performance shares awarded to the named executive officers in 1992 under the BFG LTIP. The number of shares awarded was based on the Company's achievement of performance objectives specified under the BFG LTIP (and converted at the time of the IPO into performance objectives for the Company rather than BFG) for the three-year period ended December 31, 1994, (net of withholding taxes).

(5) Amounts for 1996 represent, respectively, the Company's cash contributions on behalf of the named executives to the Company's Retirement Savings Plan, amounts accrued under a benefit restoration plan providing for benefits in excess of the amounts permitted to be contributed under the Retirement Savings Plan and amounts accrued with respect to the Executive MIP, and premium payments by the Company under a split dollar life insurance program as follows: W.F. Patient, $9,000, $35,269, and $0; E.C. Martinelli, $9,000, $10,789, and $0; T.A. Waltermire, $9,000, $10,451, and $0; D.P. Knechtges,
    $9,000, $8,770, and $20,826; L.M. Maresca, $9,000, $7,105, and $13,787; and
    G.L. Rutman, $9,000, $5,599, and $22,620.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS
                           ------------------------------------------------------------      POTENTIAL REALIZABLE
                              NO. OF                                                        VALUE AT ASSUMED ANNUAL
                            SECURITIES       % OF TOTAL
                            UNDERLYING        OPTIONS/                                       RATES OF STOCK PRICE
                           OPTIONS/SARs     SARs GRANTED                                    APPRECIATION FOR OPTION
                             GRANTED        TO EMPLOYEES     EXERCISE OR                            TERM(2)
                              (# OF          IN FISCAL       BASE PRICE      EXPIRATION     -----------------------
         NAME               SHARES)(1)          YEAR           ($/SH)           DATE           5%           10%
-----------------------    ------------     ------------     -----------     ----------     --------     ----------
W. F. Patient..........       35,000            11.3%            $26           1-5-06       $572,294     $1,450,306
E. C. Martinelli.......       11,000             4.0              26           1-5-06        179,864        455,810
T. A. Waltermire.......       11,000             4.0              26           1-5-06        179,864        455,810
D. P. Knechtges........        9,000             3.3              26           1-5-06        147,161        372,936
L. M. Maresca..........        9,000             3.3              26           1-5-06        147,161        372,936
G. L. Rutman...........        7,500             2.7              26           1-5-06        122,643        310,780

---------------

(1) The options granted to W. F. Patient were immediately exercisable. The options granted to the other named individuals become exercisable 35% after one year, 70% after two years and 100% after three years. All of the options were granted with limited stock appreciation rights which generally entitle the optionee to elect to receive the appreciation on the option in cash for a 60-day period following a "change of control" and were granted with exercise prices not less than 100% of the fair market value of Common Stock.

(2) Amounts represent assumed annual compound rates of appreciation over the ten-year life of the options calculated in accordance with the proxy regulations of the Securities and Exchange Commission. They are not indicative of, nor are they intended to be a forecast of, actual future appreciation, if any, of the Company's Common Stock price. The actual value, if any, of the options will depend on the market price of the Company's Common Stock on the date the options are exercised.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                                                      NUMBER OF                VALUE OF
                                                                     UNEXERCISED             UNEXERCISED
                                                                   OPTIONS/SARs AT           IN-THE-MONEY
                                                                        FY-END             OPTIONS/SARs AT
                                                                    (# OF SHARES)           FY-END ($) (2)
                           SHARES ACQUIRED                        ------------------     --------------------
                             ON EXERCISE       VALUE REALIZED        EXERCISABLE/            EXERCISABLE/
         NAME               (# OF SHARES)         ($) (1)           UNEXERCISABLE           UNEXERCISABLE
-----------------------    ---------------     --------------     ------------------     --------------------
W. F. Patient..........           -0-             $    -0-         146,299/175,000       $ 148,242/$328,125
E. C. Martinelli.......           -0-                  -0-          72,566/ 80,399         114,367/ 112,500
T. A. Waltermire.......         7,165               72,339          59,164/ 80,249          84,991/ 112,500
D. P. Knechtges........           -0-                  -0-           9,462/ 77,149           1,638/ 112,500
L. M. Maresca..........           -0-                  -0-          13,428/ 76,649          10,058/ 112,500
G. L. Rutman...........           -0-                  -0-          29,021/ 74,049          12,500/ 112,500

---------------

(1) Represents the difference between the option exercise price and the last sale price of a share of Common Stock as reported on the New York Stock Exchange on the date prior to exercise.

(2) Based on the last sale price of a share of Common Stock of $19 5/8 as reported on the New York Stock Exchange on December 31, 1996. The ultimate realization of profit, if any, on the sale of Common Stock underlying the option is dependent upon the market price of the shares on the date of sale.

RETIREMENT PENSIONS

     The Company has in effect a pension plan for salaried employees which provides pensions payable at retirement to each eligible employee. The plan makes available a pension which is paid from funds provided through contributions by the Company and contributions by the employee, if any, made prior to 1972. The amount of an employee's pension depends on a number of factors including Final Average Earnings ("FAE") and years of credited service to the Company. The following chart shows the annual pension amounts currently available to employees who retire with the combinations of FAE and years of credited service shown in the chart, which should be read in conjunction with the notes following the chart. As of January 1, 1989, the plan generally provides a benefit of 1.15% of FAE times all years of pension credit plus 0.45% of FAE in excess of covered compensation times years of pension credit up to 35 years. In addition, employees actively at work on December 31, 1989 may receive an additional pension credit of up to 4 years up to a maximum of 24 years of pension credit. Benefits become vested after 5 years of service.

                               PENSION PLAN TABLE

                                                        YEARS OF CREDITED SERVICE
                      ---------------------------------------------------------------------------------------------
                                15                          20                   25            30            35
      FINAL           -----------------------     -----------------------     ---------     ---------     ---------
 AVERAGE EARNINGS        (1)           (2)           (1)           (2)
------------------    ---------     ---------     ---------     ---------     ---------     ---------     ---------
  $  100,000......    $  22,022     $  27,894     $  29,363     $  35,235     $  36,703     $  44,044     $  51,385
     200,000......       46,022        58,295        61,363        73,635        76,703        92,044       107,385
     300,000......       70,022        88,695        93,363       112,035       116,703       140,044       163,385
     400,000......       94,022       119,094       125,363       150,435       156,703       188,044       219,385
     500,000......      118,022       149,495       157,363       188,835       196,703       236,044       275,385
     600,000......      142,022       179,895       189,363       227,235       236,703       284,044       331,385
     700,000......      166,022       210,294       221,363       265,635       276,703       332,044       387,385
     800,000......      190,022       240,695       253,363       304,035       316,703       380,044       443,385
     900,000......      214,022       271,095       285,636       342,435       356,703       428,044       499,385
   1,000,000......      238,022       301,494       317,363       380,835       396,703       476,044       555,385
   1,100,000......      262,022       331,895       349,363       419,235       436,703       524,044       611,385
   1,200,000......      286,022       362,295       381,363       457,635       476,703       572,044       667,385

---------------

(1) Assumes actively employed January 1, 1990 and after.

(2) Includes an additional 4 years of service applicable to pre-January 1, 1990 employees.

(3) The pension plan uses either a "final average earnings" formula or a "service credit" formula to compute the amount of an employee's pension, applying the formula which produces the higher amount. The above chart was prepared using the FAE formula, since the service credit formula would produce lower amounts than those shown. Under the FAE formula, a pension is based on the highest four consecutive calendar years of an employees' earnings. Earnings include salary, overtime pay, holiday pay, vacation pay, and certain incentive payments including annual cash bonuses, but exclude awards under long-term incentive programs and the Company match in the Company savings plans. As of December 31, 1996, final average earnings for the individuals named in the Summary Compensation Table were as follows:
    W.F. Patient - $740,096; E.C. Martinelli - $350,591; T.A.
    Waltermire - $302,072; D.P. Knechtges - $279,342; L.M. Maresca - $256,203
    and G.L. Rutman - $254,416.

(4) In computing the pension amounts shown, it was assumed that an employee would retire at age 65 and elect to receive a five year certain and continuous annuity under the pension plan and that the employee would not elect any of the available "survivor options," which would result in a lower annual pension. Pensions are not subject to any reduction for Social Security or any other offset amounts.

(5) As of December 31, 1996, the six executive officers named in the cash compensation table had the following years of credited service under the pension plan or subsidiary plans or supplemental agreements: W.F. Patient, 7 years, 6 months; E.C. Martinelli, 33 years, 3 months; T.A. Waltermire, 22 years, 6 months; D.P. Knechtges, 31 years, 6 months; L.M. Maresca, 5 years, 8 months; and G.L. Rutman, 22 years, 2 months.

(6) W.F. Patient became vested in benefits immediately and earns an additional benefit equal to 1.6 percent of his final average annual earnings for each of his first 15 years with the Company. These benefits are payable under an unfunded, non-qualified supplemental plan.

(7) Benefits shown in the chart that exceed the level of benefits permitted to be paid from a tax-qualified pension plan under the Internal Revenue Code of 1986, as amended (the "Code"), and certain additional benefits not payable under the qualified pension plan because of certain exclusions from compensation taken into account thereunder, are payable under an unfunded, non-qualified supplemental pension plan.

MANAGEMENT CONTINUITY AGREEMENTS

     The Company has entered into management continuity agreements (the "Continuity Agreements") with certain employees, including all of the executive officers named in the Summary Compensation Table. The purpose of the Continuity Agreements is to encourage the individuals to carry out their duties in the event of the possibility of a "change of control" of the Company. The Continuity Agreements do not provide any assurance of continued employment unless there is a change of control. The Continuity Agreements generally provide for a two-year period of employment commencing upon a change of control, which generally is deemed to have occurred if: (i) any person becomes the beneficial owner of 20% or more of the combined voting power of the Company's outstanding securities (subject to certain exceptions), (ii) there is a change in the majority of the Board of Directors of the Company, (iii) certain corporate reorganizations occur where the existing stockholders do not retain more than 60% of the common stock and combined voting power of the outstanding voting securities of the surviving entity, or (iv) there is shareholder approval of a complete liquidation or dissolution of the Company.

     The Continuity Agreements generally provide for the continuation of employment of the individuals in the same positions and with the same responsibilities and authorities that they possessed immediately prior to the change of control and with the same benefits and level of compensation, including average annual increases. If the individual's employment is terminated by the Company or its successor for reasons other than "cause" or is terminated voluntarily by the individual for "good reason" (in each case as defined in the Continuity Agreements), generally the individual would be entitled to receive:
(i) compensation for a period of up to three years, commencing at the individual's base salary rate in effect at the time of the termination and including average annual increases thereafter, (ii) the continuation of all employee benefits and perquisites, and (iii) a lump sum equal to the total of
(A) up to three times the individual's annualized incentive compensation, which shall be equal to the greater of that paid with respect to the calendar year prior to such termination or the "target incentive amount" (as defined in the Continuity Agreements) for the year of the change of control or the year of termination and (B) up to three times the "calculated market value" of the "restricted stock" and "performance stock" awarded to the individual in the Company's most recent "plan cycle" (in each case as defined in the Continuity Agreements). The Continuity Agreements also provide for a tax gross-up for any excise tax due under the Code for any payments or distributions made under the agreements.

COMPANY STOCK PERFORMANCE

     Following is a graph which compares the cumulative return from investing $100 at April 29, 1993, the time of the IPO, the S&P 500 index and the S&P Chemicals index, with dividends assumed to be reinvested when received. The S&P Chemicals index includes a broad range of chemical manufacturers. Because of the relationship of the Company's business within the chemical industry, it is felt that comparison with this broader index is also appropriate.

[GRAPH]
                     COMPARISON OF CUMULATIVE TOTAL RETURN
                        AMONG THE GEON COMPANY, S&P 500
                         INDEX AND S&P CHEMICALS INDEX

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)          THE GEON COMPANY      S&P CHEMICALS          S&P 500
4/29/93                                   $100.0              $100.0              $100.0
12/31/93                                  $128.2              $105.5              $108.5
12/31/94                                  $151.2              $122.2              $110.0
12/31/95                                  $137.2              $159.5              $151.2
12/31/96                                  $112.9              $210.6              $185.8

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; CERTAIN OTHER RELATIONSHIPS

     As discussed on page 5, the Compensation Committee is currently comprised of J.A. Fred Brothers, Gale Duff-Bloom, J. Douglas Campbell, Harry A. Hammerly, and D. Larry Moore. Mr. Brothers is Executive Vice President of Ashland Inc. Ashland Chemical Co., a wholly-owned subsidiary of Ashland Inc., purchased, directly and indirectly through affiliates, approximately $50 million of product from the Company in 1996 and expects to continue to purchase product from the Company in the future. The amount of purchases and prices thereof were, and will continue to be, determined on an arms-length basis.

     John D. Ong is currently Chairman of the Board of BFG and served as Chief Executive Officer of BFG until December 1996.

     In connection with the IPO, the Company and BFG entered into a Separation Agreement governing the transition of the Company from a division of BFG to a publicly-held company and certain ongoing relationships between the Company and BFG. The Separation Agreement provides that BFG and the Company will give each other reasonable access to their respective employees and books and records following the IPO for the purpose of preparing financial statements and reports to be filed with the Securities and Exchange Commission, complying with ongoing contractual obligations and responding to judicial, quasi-judicial, administrative and arbitration proceedings.

     The Company and BFG are also parties to other agreements, including an Assumption of Liabilities Agreement, a Plant Services Agreement, a Technology Agreement, a Tax Allocation Agreement, and an Intermediates Supply Agreement, providing for additional matters related to the separation from BFG.

     Assumption of Liabilities Agreement. The Assumption of Liabilities Agreement provides that the Company will indemnify BFG for, among other things, any and all environmental liabilities associated with the Company's business, including all environmental liabilities associated with the chlor-alkali, ethylene and utilities operations of the former Geon Vinyl Division of BFG located principally at Calvert City, Kentucky, which were retained by BFG following the IPO (the "Calvert Facilities"), arising prior to the date of the IPO.

     Plant Services Agreement. Four of the Company's owned manufacturing facilities are located at sites that historically have been shared with manufacturing facilities of the Specialty Polymers and Chemicals Division of BFG. These facilities were designed with common utilities and infrastructure assets to provide services economically to each business. These common assets were divided between the Company and BFG in connection with the IPO, although in certain cases the benefit and cost of such assets continue to be shared. The Plant Services Agreement provided that the owner or operator of the facilities will provide services to the other party generally on a cost basis. Where additional capital may be required, a number of methods will be used to compensate such party for the use of its capital.

     Technology Agreement. Generally, BFG has transferred patents, patent applications, know-how and trademarks to the Company that are primarily used in the Company's PVC business, and the Company has granted back to BFG an irrevocable, nonexclusive, royalty-free license to use these assets in other than the PVC business. BFG also granted the Company a nonexclusive, irrevocable, royalty-free license to use all other BFG patents, patent applications and know-how which may be useful in the Company's PVC business. There are nonexclusive, noncompete agreements whereby generally BFG has agreed not to compete in the PVC business for ten years and the Company has agreed not to compete with BFG for five years, including those businesses conducted by BFG's Specialty Polymers and Chemicals Division. In addition, the Company has generally agreed not to compete for ten years in the manufacture, use and/or sale of chlorinated polyvinyl chloride (CPVC).

BFG has a nonexclusive license to use the Company's technology and patents to operate the Calvert City, Kentucky ethylene, chlorine and utility plants, and to manufacture ethylene dichloride.

     Tax Allocation Agreement. In general, the Tax Allocation Agreement provides that BFG will indemnify the Company for all United States federal, state and local income taxes for periods ending on or before the date of the completion of the IPO. BFG is obligated to prepare and file the income tax returns for all periods for which it is indemnifying the Company for income taxes, and has exclusive control over and responsibility for all proceedings arising out of income tax returns for periods for which it is indemnifying the Company for incomes taxes. BFG and the Company agreed in the Tax Allocation Agreement to cooperate in the preparation of income tax returns, and the Company agreed to provide BFG access to the Company's books and records for the purpose of filing income tax returns, and responding to or contesting any proceedings arising out of income tax returns, for periods for which it is indemnifying the Company for income taxes and for the purpose of responding to or contesting any proceedings arising out of BFG's consolidated United States federal income tax returns for periods in which the Company was part of the consolidated group of BFG. Pursuant to the Tax Allocation Agreement, the Company assumes, and indemnifies BFG against, all other taxes including, but not limited to, sales, use, payroll, real and personal property and franchise taxes accruing or owing prior to the closing of the offering. The Tax Allocation Agreement provides that all foreign subsidiaries of the Company shall be responsible for all past and future taxes of any kind.

     Intermediates Supply Agreement. Under the Intermediates Supply Agreement, ethylene, chlorine, and, possibly, ethylene dichloride ("EDC") may be sold by BFG to the Company or may be exchanged between them. Until December 1995, the Intermediates Supply Agreement also provided for sales of vinyl chloride monomer ("VCM") to the Company by BFG. With respect to ethylene and chlorine, BFG has the right, through February 29, 2000, to sell to the Company, and the Company is obligated to purchase from BFG, for delivery at the Company's LaPorte, Texas VCM manufacturing plant (the "LaPorte Plant"), quantities of these chemical intermediate products sufficient to enable BFG to meet its obligations to Westlake Monomers Corporation ("Westlake") with respect to certain exchange rights for ethylene and chlorine which are held by Westlake under contracts between Westlake and BFG. Under these contracts, Westlake has the right to exchange certain quantities of ethylene and chlorine with BFG at the LaPorte Plant for ethylene and chlorine delivered by BFG to Westlake at Westlake's Calvert City, Kentucky VCM Plant (the "Westlake Plant"). Pricing of these sales by BFG to the Company shall be at a market price by reference to comparable arms-length sales by unrelated sellers to Gulf Coast EDC/VCM producers. With respect to VCM, BFG had the right, through December 1995, to sell to the Company, and the Company was obligated to purchase from BFG, the entire amount of VCM that BFG was obligated by contract to receive from Westlake at the Westlake Plant. The price for VCM sold by BFG to the Company under this arrangement was at a market price by reference to prevailing Gulf Coast market prices for VCM. The Company was also obligated to deliver certain quantities of VCM to Westlake at the LaPorte Plant sufficient to enable BFG to meet certain exchange obligations with Westlake relating to VCM delivered by Westlake to BFG at the Westlake Plant. With respect to EDC, BFG has the right, through February 29, 2000, to sell to the Company, and the Company is obligated to purchase from

BFG, EDC produced by BFG at or adjacent to the Calvert Facilities, if (and only if) BFG builds or acquires such an EDC manufacturing facility. Any such sales of EDC will be at a market price by reference to prevailing Gulf Cost market prices for the chlorine and ethylene components of EDC, plus a conversion fee. BFG does not presently own or operate an EDC manufacturing facility at the BFG Calvert City Plant and has not announced any plans to build or acquire any such facility. In addition, the Company and BFG have entered into certain other agreements relating to the provisions of catalysts, technical information and various services relating to the operation of the Calvert Facilities.

     Put Agreement. The Company has granted BFG the right (the "Put Option") to require the Company to purchase the Calvert Facilities then owned by BFG (and associated liabilities) between April 1, 2000 and March 31, 2003, at fair market value as determined by an independent appraisal. The Put Option also extends to any ethylene dichloride or VCM facility that BFG may build or acquire at or adjacent to the Calvert Facilities. Any appraisal of the Calvert Facilities would reflect the then expected market value of the products produced at the Calvert Facilities, including caustic soda, chlorine and ethylene. Among others, the appraisal would consider factors such as current and projected operating income, plant design, operating efficiencies, plant operating condition, availability and cost of delivery of raw materials, and location of markets.

     BFG, in its Form 10-K annual report filed February 1996 with the Securities and Exchange Commission for the year ended December 31, 1995, reported that Westlake had stated an intention to purchase the Calvert Facilities at an appraised value of approximately $170 million, including working capital. BFG's 10-K further stated that Westlake had previously asserted a value for the Calvert Facilities as low as $40 million. Subsequently during 1996, Westlake elected not to purchase the Calvert Facilities.

     The Company believes there are too many variables to be able to predict with any certainty what the market conditions and fair value might be between the years 2000 and 2003. The Company believes the above noted appraisal is overstated due to the location and age of the assets and less favorable current industry conditions.

     In 1996, sales of products to BFG (primarily PVC resin) were approximately $26.8 million, and purchases of products from BFG (primarily ethylene) were approximately $75.8 million.

                              INDEPENDENT AUDITORS

     Ernst & Young LLP served as the Company's independent auditors for the fiscal year ended December 31, 1996, and will continue to serve in that role until the appointment of independent auditors by the Board of Directors in 1997. The Board of Directors expects to appoint independent auditors for the fiscal year ending December 31, 1997, upon recommendation by the Audit Committee, at its May 1997 meeting. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Stockholders. The representative will be given an opportunity to make a statement if desired and to respond to questions regarding Ernst & Young LLP's examination of the Company's consolidated financial statements and records for the year ended December 31, 1996.

                                    GENERAL

                             VOTING AT THE MEETING

     Stockholders of record at the close of business on March 10, 1997 are entitled to vote at the meeting. On that date, a total of 23,383,880 shares of Common Stock were outstanding. Each share is entitled to one vote.

     Holders of shares of Common Stock have no cumulative voting rights. Directors are elected by a plurality of the votes of shares present, in person or by proxy, and entitled to vote on the election of directors at a meeting at which a quorum is present. The affirmative vote of a majority of the shares of Common Stock represented and voting, in person or by proxy, at any meeting of stockholders at which a quorum is present is required for action by stockholders on any matter, unless the vote of a greater number of shares or voting by classes or series is required under Delaware law.

     Votes may be cast in favor of or withheld from each nominee in the election of directors. Votes that are withheld will be excluded entirely from the vote and will have no effect. Brokers holding shares in street name that do not receive instructions are entitled to vote on the election of directors. Under Delaware law, a broker nonvote will have no effect on the outcome of the election of directors.

     If any of the nominees listed on pages 3 through 5 becomes unable or declines to serve as a director, each properly signed proxy card will be voted for another person recommended by the Board of Directors. However, the Board has no reason to believe that this will occur.

     The Board of Directors knows of no other matters that will be presented at the meeting. However, if other matters do properly come before the meeting, the persons named in the proxy card will vote on these matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS

     Any stockholder who wishes to submit a proposal to be considered for inclusion in next year's Proxy Statement should send the proposal to the Company addressed to the Secretary of the Company so that it is received on or before November 21, 1997. The Company suggests that all proposals be sent by certified mail, return receipt requested.

PROXY SOLICITATION

     The Company is making this proxy solicitation and will bear the expense of preparing, printing, and mailing this Notice and Proxy Statement. In addition to requesting proxies by mail, officers and regular employees of the Company may request proxies by telephone or in person. The Company has retained Morrow & Co., Inc., 505 Third Avenue, New York, NY 10022-4799, to assist in the solicitation for an estimated fee of $5,000 plus reasonable expenses. The Company will ask custodians, nominees, and fiduciaries to send proxy material to beneficial owners in order to obtain voting instructions. The Company will, upon request, reimburse them for their reasonable expenses for mailing the proxy material.

     The Company's Annual Report to Stockholders, including consolidated financial statements for the year ended December 31, 1996, is being mailed to stockholders of record with this Proxy Statement.
                                            For the Board of Directors
                                            The Geon Company
                                       /s/  Gregory L. Rutman
                                            Gregory L. Rutman, Secretary
March 21, 1997

March 21, 1997

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at The Forum Conference & Education Center, 1375 E. Ninth Street, Cleveland, Ohio, at 9:00 a.m. on Thursday, May 1, 1997.

The Notice of Annual Meeting of Stockholders and the Proxy Statement describe the matters to be acted upon at the meeting.

Regardless of the number of shares you own, your vote on these matters is important. Whether or not you plan to attend the meeting, we urge you to mark your choices on the attached proxy card and to sign, date, and return it in the envelope provided. If you later decide to vote in person at the meeting, you will have an opportunity to revoke your proxy and vote personally by ballot.

IF YOU PLAN TO ATTEND THE MEETING, PLEASE MARK THE BOX PROVIDED ON THE
PROXY CARD.

We look forward to seeing you at the meeting.

/s/ William F. Patient
WILLIAM F. PATIENT
Chairman of the Board,
President, and Chief
Executive Officer

                             Detach Proxy Card Here



       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE DIRECTOR NOMINEES
                               LISTED IN ITEM 1.

1. ELECTION OF DIRECTORS    FOR all nominees       WITHHOLD AUTHORITY to vote
   term to expire at next   listed below     [ ]  for all nominees listed below.
   Annual Meeting.

                           [ ]    *EXCEPTIONS     [ ]

Nominees: William F. Patient, James K. Baker, Gale Duff-Bloom, J.A. Fred
          Brothers, J. Douglas Campbell, Harry A. Hammerly, D. Larry Moore, John D. Ong and R. Geoffrey P. Styles.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions:_________________________________________________________________


2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and matters incident to the conduct of the meeting.

   Change of Address and      [ ]    I Will Attend    [ ]
   or Comments Mark Here             the Meeting


Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer and affix corporate seal. If a partnership, please sign in partnership name by general partner.






 ----------------


Dated: _____________________, 1997


____________________________(SEAL)
           Signature

____________________________(SEAL)
 Signature if held jointly

VOTES MUST BE INDICATED
(X) IN BLACK OR BLUE INK.      [ ]


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

                                THE GEON COMPANY

                                     PROXY

                  ANNUAL MEETING OF STOCKHOLDERS, MAY 1, 1997

   THIS PROXY IS SOLICITED ON BEHALF OF THE CORPORATION'S BOARD OF DIRECTORS

  The undersigned hereby appoints William F. Patient and Gregory L. Rutman, and each of them jointly and severally, Proxies, with full power of substitution, to vote, as designated on the reverse side, all shares of Common Stock of The Geon Company held of record by the undersigned on March 10, 1997, at the Annual Meeting of Stockholders to be held May 1, 1997, or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS. The shares represented by this Proxy will be voted as specified on the reverse side. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF NOMINEES SPECIFIED IN ITEM 1.

                   (Continued and to be dated and signed on the reverse side.)


                                                      THE GEON COMPANY
                                                      P.O. BOX 11056
                                                      NEW YORK, N.Y. 10203-0056